CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$825,000	$83.08

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $186,091.10 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $83.08 is offset against the registration fee due for this offering and of which $186,008.02 remains available for future registration fee offset. No additional registration fee has been paid with respect to this offering. See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	October 30, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0720 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the WisdomTree Europe Hedged Equity Fund (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer modified exposure to the performance of the underlying shares, with (i) a minimum positive return at maturity if the price of the underlying shares remains the same or appreciates at all from the initial share price, (ii) 1-to-1 participation in any appreciation of the underlying shares in excess of that minimum positive return and (iii) contingent repayment of the stated principal amount at maturity if, and only if, the underlying shares do not depreciate by more than 20.00%. In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares if the underlying shares depreciate by more than 20.00%. If the underlying shares depreciate by more than 20.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:	Shares of the WisdomTree Europe Hedged Equity Fund (NYSE Arca symbol: “HEDJ”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$825,000
Stated principal amount:	$1,000 per security
Pricing date:	October 30, 2015
Issue date:	November 4, 2015
Valuation date:	April 30, 2019, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	May 3, 2019
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪ If the final share price is greater than or equal to the initial share price:

$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the share percent increase

▪ If the final share price is less than the initial share price but greater than or equal to the barrier price:

$1,000

▪ If the final share price is less than the barrier price:

$1,000 × the share performance factor

If the final share price is less than the barrier price, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$60.78, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Fixed return amount:	$200.00 per security (20.00% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the initial share price.
Share performance factor:	The final share price divided by the initial share price
Share percent increase:	The final share price minus the initial share price, divided by the initial share price
Barrier price:	$48.624, 80.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298C3P1 / US17298C3P14
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$20.00	$980.00
Total:	$825,000.00	$16,500.00	$808,500.00

(1) On the date of this pricing supplement, the estimated value of the securities is $936.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $980.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $985.00 per security, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013                           Prospectus Supplement and Prospectus, each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the barrier price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the barrier price are each subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the securities will not receive any dividends on the underlying shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

Barrier Digital Plus Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

October 2015	PS-2

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

Your actual payment at maturity per security will depend on the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.

Example 1—Upside Scenario A. The hypothetical final share price is $63.82 (an approximately 5.00% increase from the initial share price), which is greater than the initial share price by less than the fixed return of 20.00%.

Payment at maturity per security = $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the share percent increase

= $1,000 + the greater of (i) $200.00 and (ii) $1,000 × 5.00%

= $1,000 + $200.00

= $1,200.00

Because the underlying shares appreciated from the initial share price to the hypothetical final share price and the fixed return amount is greater than the 5.00% return you would have received based on the performance of the underlying shares, your total return on the securities at maturity in this scenario would equal the fixed return of 20.00%.

Example 2—Upside Scenario B. The hypothetical final share price is $75.98 (an approximately 25.00% increase from the initial share price), which is greater than the initial share price by more than the fixed return of 20.00%.

Payment at maturity per security = $1,000 + the greater of (i) the hypothetical fixed return amount and (ii) $1,000 × the share percent increase

= $1,000 + the greater of (i) $200.00 and (ii) $1,000 × 25.00%

= $1,000 + $250.00

= $1,250.00

Because the underlying shares appreciated from the initial share price to the hypothetical final share price and the 25.00% return based on the performance of the underlying shares is greater than the fixed return amount, your total return on the securities at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the underlying shares.

Example 3—Par Scenario. The hypothetical final share price is $57.74 (an approximately 5.00% decrease from the initial share price), which is less than the initial share price but greater than the barrier price.

Payment at maturity per security = $1,000

Because the underlying shares did not depreciate from the initial share price to the hypothetical final share price by more than 20.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 4—Downside Scenario. The hypothetical final share price is $18.23 (an approximately 70.00% decrease from the initial share price), which is less than the barrier price.

Payment at maturity per security = $1,000 × the share performance factor

= $1,000 × 30.00%

= $300.00

Because the underlying shares depreciated from the initial share price to the hypothetical final share price by more than 20.00%, the contingent repayment of the stated principal amount at maturity would not apply in this scenario and your payment at maturity would reflect 1-to-1 exposure to the negative performance of the underlying shares.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share

October 2015	PS-3

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

price is less than the barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The barrier feature of the securities exposes you to particular risks. If the final share price is less than the barrier price, the contingent repayment of the stated principal amount at maturity will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. Therefore, the securities offer no protection at all if the underlying shares depreciate by more than 20.00%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF. As of October 30, 2015, the trailing 12-month dividend yield of the underlying shares was 5.69%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 19.92% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

October 2015	PS-4

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF over the term of the securities or in instruments related to the underlying shares or such stocks over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The currency hedge employed by the ETF may not sufficiently reduce its exposure to currency fluctuations. We expect the price of the underlying shares to be significantly influenced by the net asset value of the ETF, which in turn will be based on the U.S. dollar value of the stocks held by the ETF, which trade in euro, and the returns on the foreign currency forward or futures contracts entered into by the ETF. The ETF enters into foreign currency forward or futures contracts in an attempt to mitigate the impact of euro-U.S. dollar currency fluctuations on its performance. However, this approach may not eliminate the exposure of the ETF to the euro-U.S. dollar exchange rate. The return of the foreign currency forward or futures contracts may not successfully offset the actual fluctuations between the euro and the U.S. dollar. As a result, the holders of the securities will still likely be exposed to currency exchange rate risk with respect to the euro-U.S. dollar exchange rate. Exchange rate movements are volatile and are the result of numerous factors including the supply of, and the demand for, the relevant currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. The extent of your exposure will depend on the extent to which the currency hedge strategy employed by the ETF is able to mitigate currency fluctuations and the extent to which the euro strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the euro, the price of the underlying shares could be adversely affected and your payment at maturity on the securities may be reduced.

▪	The performance of the underlying shares will not likely benefit from the appreciation of the euro relative to the U.S. dollar. The ETF’s currency hedge strategy will likely result in lower returns in the underlying shares than an equivalent unhedged investment when the euro is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the euro is not expected to have any positive impact on the underlying shares (as compared to returns of an equivalent unhedged investment).

▪	The ETF is subject to risks associated with the Eurozone. The companies whose stocks are held by the ETF are domiciled and traded in certain countries in the Eurozone. A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions. Countries in the Eurozone that

October 2015	PS-5

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that are held by the ETF, are impossible to predict. This uncertainty may contribute to significant volatility in the underlying shares, and adverse developments affecting the Eurozone may affect the underlying shares in a way that adversely affects the value of and return on the securities. Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the underlying shares may not completely track the performance of the ETF underlying index or the net asset value per share of the ETF. The underlying share issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and its underlying index. In

October 2015	PS-6

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF’s underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the ETF.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETF and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the ETF. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2015	PS-7

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

Information About the Underlying Shares

The WisdomTree Europe Hedged Equity Fund, which we refer to as the “ETF”, is an investment portfolio managed by WisdomTree Trust. WisdomTree Asset Management, Inc. is the investment adviser to the ETF.

WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The WisdomTree Europe Hedged Equity Fund trades on the NYSE Arca under the ticker symbol “HEDJ.”

The ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, generally correspond to the performance of the WisdomTree Europe Hedged Equity Index (the “ETF underlying index”).  The ETF generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the ETF underlying index whose risk, return and other characteristics generally resemble, in the view of the investment adviser to the ETF, the risk, return and other characteristics of the ETF underlying index as a whole.  Under normal circumstances, at least 95% of the ETF’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the ETF underlying index and investments that have economic characteristics substantially identical to those of such component securities.  The ETF may invest the remainder of its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options, and swaps.  To the extent the weights of the stocks in the ETF underlying index are concentrated in a particular industry or group of industries, the ETF will concentrate its investments to approximately the same extent.

To offset the exposure of the ETF to the euro, the ETF enters into forward currency contracts or futures contracts.  The amount of forward contracts and futures contracts in the ETF is based on the aggregate exposure of the ETF to the euro-U.S. dollar exchange rate.  This approach may not eliminate the exposure of the ETF to the euro-U.S. dollar exchange rate.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the euro and the U.S. dollar.

Prior to August 29, 2012, the ETF tracked a different underlying index than the ETF underlying index. The underlying index prior to that date was a broad-based developed international portfolio of dividend-paying stocks that had hedged currency exposure to multiple developed world currencies.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the ETF. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the ETF from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the ETF or the underlying shares.

The securities represent obligations of Citigroup Inc. only. The ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

October 2015	PS-8

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to October 30, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance. The closing prices and other information below reflects the historical performance of the underlying shares during a period that the ETF sought to track the performance of two different indices, as discussed above, and may not be indicative of the performance of the underlying shares had the ETF sought to track only the WisdomTree Europe Hedged Equity Index for the entire period. Moreover, we cannot predict whether any further changes to the ETF’s objective or the WisdomTree Europe Hedged Equity Index may be made in the future.

WisdomTree Europe Hedged Equity Fund – Historical Closing Prices January 4, 2010 to October 30, 2015

* The red line indicates the barrier price, equal to 80.00% of the closing price on October 30, 2015.

WisdomTree Europe Hedged Equity Fund	High	Low	Dividends
2010
First Quarter	$48.22	$43.33	$0.00000
Second Quarter	$49.40	$41.65	$0.12907
Third Quarter	$46.19	$41.72	$1.40845
Fourth Quarter	$47.48	$45.01	$0.11632
2011
First Quarter	$49.22	$44.53	$0.00000
Second Quarter	$48.99	$45.03	$1.05709
Third Quarter	$47.04	$37.55	$0.08222
Fourth Quarter	$43.11	$38.60	$0.25869
2012
First Quarter	$45.92	$41.33	$0.17057
Second Quarter	$44.70	$39.83	$0.71643
Third Quarter	$44.66	$40.19	$0.19326
Fourth Quarter	$47.67	$43.30	$0.00000

October 2015	PS-9

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

2013
First Quarter	$51.12	$47.65	$0.01177
Second Quarter	$53.07	$46.50	$0.72924
Third Quarter	$54.61	$48.05	$0.17894
Fourth Quarter	$56.11	$52.59	$0.11882
2014
First Quarter	$56.89	$52.77	$0.09499
Second Quarter	$60.40	$55.85	$0.68176
Third Quarter	$59.48	$54.63	$0.08009
Fourth Quarter	$60.21	$52.45	$2.38395
2015
First Quarter	$67.18	$54.19	$0.06293
Second Quarter	$68.52	$61.58	$0.96932
Third Quarter	$65.76	$53.22	$0.04167
Fourth Quarter (through October 30, 2015)	$61.27	$54.64	$0.00000

The closing price of the underlying shares on October 30, 2015 was $60.78.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Description of the WisdomTree Europe Hedged Equity Index

The WisdomTree Europe Hedged Equity Index, which we refer to as the ETF underlying index, is a stock index calculated, published and disseminated by WisdomTree Investments, Inc. (“WTI”), and is designed to provide exposure to a segment of the European equity markets while at the same time attempting to mitigate the influence on index performance of fluctuations of the euro relative to the U.S. dollar. The ETF underlying index consists of dividend-paying companies domiciled in Europe and traded on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Finland, France, Germany, Ireland, Italy, Netherlands, Portugal or Spain) that derive less than 50% of their revenue from sources in Europe (with Europe defined in broad fashion for this purpose as developed and emerging markets Europe). By excluding companies that derive 50% or more of their revenue from Europe, the ETF underlying index is concentrated on dividend-paying companies that are export-oriented. Because of the embedded currency hedge, the ETF underlying index will have a lower return than an otherwise equivalent non-hedged index when the U.S. dollar is falling in value relative to the euro.

We have derived all information contained in this pricing supplement regarding the ETF underlying index from publicly available information prepared by WTI. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, WTI. The ETF underlying index is an index calculated, published and disseminated by WTI. WTI has no obligation to continue to publish, and may discontinue publication of, the ETF underlying index.

Selection Criteria

To be eligible for inclusion in the ETF underlying index, component companies must meet the following eligibility requirements established by WTI (in addition to the criteria described above): (i) payment of at least $5 million in cash dividends on common shares in the annual cycle prior to the annual rebalance of the ETF underlying index; (ii) market capitalization of at least $1 billion as of the rebalance of the ETF underlying index; (iii) average daily dollar volume of at least $100,000 for the three months preceding the rebalance of the ETF underlying index; (iv) trading of at least 250,000 shares per month for each of the six months preceding the rebalance of the ETF underlying index; and (v) the component company must be under coverage by the market management team of the third party independent index calculation agent retained by WTI. American Depository Receipts (ADRs), Global Depository Receipts (GDRs) and European Depository Receipts (EDRs), limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

Companies are weighted in the ETF underlying index based on annual cash dividends paid. At the time of the annual rebalance of the ETF underlying index, the maximum weight of any single security in the ETF underlying index is capped at 5%, the maximum weight of any one country in the ETF underlying index is capped at 25% and the maximum weight of any one sector in the ETF underlying index is capped at 25%. In response to market conditions, security, country and sector weights may fluctuate above the specified cap between annual rebalance dates. WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector. The following sectors are included in the ETF underlying index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industries. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Index Calculation

A version of the ETF underlying index without a currency hedge is calculated by aggregating the sum of the product of the number of stocks in the ETF underlying index for a component company, the price of such stock and the cross rate of the euro against the U.S.

October 2015	PS-10

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

dollar. This value is then adjusted by a divisor. By adjusting the divisor, the unhedged index value retains its continuity before and after changes in the market capitalization of the unhedged index due to changes in composition, weighting or corporate actions.

The ETF underlying index is a currency-hedged version of that calculation and is calculated on a daily basis using a WM/Reuters 1-month euro-U.S. dollar forward rate to mitigate the effects of currency fluctuations. The precise calculation for the ETF underlying index is as follows (with references to WT_Hedged referring to the ETF underlying index and references to WT_Unhedged referring to the unhedged index value described above):

Where:

•	Forward Rate = WM/Reuters 1-month forward rate in euros per U.S. dollar

•	Spot Rate = Spot Rate in euros per U.S. dollar.

•	For each month m, there are d= 1, 2, 3, … D calendar days so “md” is day d for month m and “m0” is the last day of month m-1.

•	D = total number of days in month m

The ETF underlying index is designed to approximate the investable return available to U.S.-based investors that attempts to mitigate currency fluctuations as a source of the international index return.

The ETF underlying index is calculated whenever the New York Stock Exchange is open for trading. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the ETF underlying index until trading resumes. If trading is suspended before the opening, the adjusted closing price of the stock from the previous day is used to calculate the ETF underlying index. Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the ETF underlying index.

Weighting

The ETF underlying index is a modified capitalization-weighted index that employs a weighting formula to magnify the effect that dividends play in the total return of the index. The initial weight of a component in the ETF underlying index at the annual reconstitution is derived by multiplying the U.S. dollar value of the annual dividend per share of the company by the number of common shares outstanding for that company (the “Cash Dividend Factor”). Special dividends are not included in the computation of weights of the ETF underlying index. The Cash Dividend Factor is calculated for every component in the ETF underlying index and then summed. The weight of each component, at the Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that ETF underlying index. The Weighting Date is the date on which component weights are set and it occurs immediately after the close of trading on the second Friday of June. New component weights take effect before the opening of trading on the first Monday following the third Friday of June.

The weighting of the ETF underlying index will be modified in the event of the following weighting modification events:

(i)	The maximum weight of any individual component security is capped at 5% on the annual rebalance, prior to the introduction of country and sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

(ii)	Where a country achieves a weight that is greater than or equal to 25% of the ETF underlying index, the weight of companies will be proportionally reduced to 25% as of the annual screening date.

(iii)	Where a sector achieves a weight that is greater than or equal to 25% of the ETF underlying index, the weight of companies will be proportionally reduced to 25% as of the annual screening date.

Maintenance of the ETF Underlying Index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the number of stocks of such constituent included in the ETF underlying index and the stock prices of the component companies in the ETF underlying index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the number of stocks of such constituent included in the ETF underlying index or in the stock prices of the component companies in the ETF underlying index. Other corporate actions, such as

October 2015	PS-11

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions.

Index Divisor Adjustments

Changes in the market capitalization of the ETF underlying index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the ETF underlying index. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” The “net underlying long-term capital gain” generally equals the amount of long-term capital gain you would have realized if on the issue date you had purchased underlying shares for their fair market value and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule. Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations will not apply to the securities assuming there is no significant modification to the securities’ terms that results in a deemed exchange of the securities for U.S. federal income tax purposes.

October 2015	PS-12

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities and to the payment of gross proceeds of a disposition (including a retirement) of the securities. However, under a recent IRS notice, withholding under “FATCA” will apply to payments of gross proceeds (other than any amount treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $20.00 for each $1,000 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $20.00 for each security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $20.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $20.00 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described

October 2015	PS-13

Citigroup Inc.
Barrier Digital Plus Securities Based on Shares of the WisdomTree Europe Hedged Equity Fund Due May 3, 2019

under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

October 2015	PS-14